UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):  December 21, 2012

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2012, Supreme Industries, Inc. (the “Company”) and Matthew Long, the Company’s Interim Chief Executive Officer and the Company’s Chief Financial Officer entered into the First Amendment (the “Amendment”) to the December 29, 2011 Letter Agreement between the Company and Mr. Long (the “Employment Agreement”).

The Amendment provides that the Employment Agreement shall terminate on April 17, 2015 unless it is terminated earlier pursuant to the Employment Agreement, as amended.  If not terminated earlier pursuant to its terms, the Employment Agreement, as amended, shall automatically renew for one year terms beginning on April 17, 2015 unless either the Company or Mr. Long elects not to have the Employment Agreement, as amended, automatically renew upon at least 90 days’ notice prior to either April 17, 2015 or the end of any subsequent one year automatic renewal period.

The Amendment also provides that the “change of control” provision under the Employment Agreement is extended from April 17, 2013 to April 17, 2015.  If there is a “change of control,” as defined in the Employment Agreement, or a change in the Company’s President prior to April 17, 2015 that directly results in the involuntary termination of Mr. Long’s employment, Mr. Long is to receive an amount equal to one year’s base salary as of the time of termination subject to Mr. Long’s executing a Termination, Severance and Release Agreement substantially in the form attached to the Employment Agreement.

The remainder of the terms of the Employment Agreement remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: December 27, 2012	By:	/s/ Matthew W. Long
Matthew W. Long
Interim Chief Executive Officer
Chief Financial Officer
(Principal Financial and Accounting Officer)